UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2009

Boyd Gaming Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-12882	88-0242733
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3883 Howard Hughes Parkway, Ninth Floor
Las Vegas, Nevada    89169
(Address of principal executive offices including zip code)

(702) 792-7200
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of December 1, 2009, Ellie J. Bowdish, 42, was appointed Vice President and Chief Accounting Officer (Principal Accounting Officer) of Boyd Gaming Corporation (the "Company"). From September 2009 through November 2009, Ms. Bowdish was a consultant with Resources Global Professionals, a consulting firm, where she worked on matters involving the Company. Ms. Bowdish previously served as a Senior Consulting Manager of Ehrhardt Keefe Steiner & Hottman PC, an accounting and business consulting firm, from April 2008 to June 2009. From December 2000 until March 2008, Ms. Bowdish served in different positions with First Data Corporation, an electronic commerce and payment solutions company, most recently as the Vice President, Legal and Business Services, of the Prepaid Services business segment and previously as the Vice President, Controller, of the Payment Services business segment.

Ms. Bowdish will be eligible to participate in the Company's annual incentive program with a bonus target of 25% of her base annual salary. In connection with her appointment, the Company's Compensation and Stock Option Committee granted Ms. Bowdish 3,604 restricted stock units and an option to purchase 8,500 shares of the Company's common stock at a per share exercise price equal to the closing price of the Company's common stock on the New York Stock Exchange on December 1, 2009, the date the awards were granted. The restricted stock units and the stock options were granted under the Company's 2002 Stock Incentive Plan. The restricted stock units will vest in full on the third anniversary of the grant date, and the stock options will vest at the rate of 33.333% per year on the first day of each successive 12 month period commencing one year from the grant date. Ms. Bowdish is eligible to receive relocation benefits and reimbursement of certain expenses associated with her out-of-state residence and will be eligible to participate in the Company's employee benefit plans and other arrangements that are generally available to similarly situated executive officers. Ms. Bowdish's salary, bonus and other compensation arrangements may be reviewed and modified from time to time by the Company's Compensation and Stock Option Committee.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2009	Boyd Gaming Corporation

/s/ Josh Hirsberg Josh Hirsberg Senior Vice President, Chief Financial Officer and Treasurer